Exhibit 99.2

AMENDMENT NO. 3 TO

WRITTEN AGREEMENT BETWEEN

THE FEDERAL HOME LOAN BANK OF CHICAGO

AND

THE FEDERAL HOUSING FINANCE BOARD

WHEREAS, the Federal Home Loan Bank of Chicago (the "Bank") and the Federal Housing Finance Board (the "Finance Board") entered into a Written Agreement on June 30, 2004, which was amended by agreement of the parties on October 18, 2005 and on April 18, 2006 ("Written Agreement"); and

WHEREAS, on October 18, 2005, the Board of Directors of the Bank (the "Chicago Board"), based on an assessment of the Bank's business operations, voted to suspend as of 12:00 p.m. CDT on October 18, 2005, all redemptions of excess capital stock and to maintain the suspension in effect until such time that the Chicago Board determines that the suspension should be terminated and obtains Finance Board written approval to reinstitute such redemptions; and

WHEREAS, the Bank has adopted certain redemption guidelines ("Redemption Guidelines") that it proposes to govern the manner in which the Bank will redeem stock owned by institutions that will continue as Bank members and has requested that the Finance Board approve its use of the Redemption Guidelines; and

WHEREAS, the Finance Board in Resolution Number 2006-06 has determined that the terms of the Redemption Guidelines are consistent with the applicable provisions of the Federal Home Loan Bank Act and will aid the Bank in managing the proposed redemptions in an orderly and equitable fashion; and

WHEREAS, the Finance Board in Resolution Number 2006-06 authorized the Director of the Office of Supervision and the General Counsel to approve the Redemption Guidelines, and to coordinate their approval of the guidelines with the Director's approval of the amendments to the Written Agreement authorized by the Finance Board; and

WHEREAS, the Finance Board in Resolution Number 2006-06 authorized the Bank to issue $1,000,000,000 of subordinated debt instruments ("Notes"); and

WHEREAS, the Finance Board in Resolution Number 2006-06 authorized the Director of the Office of Supervision to amend the Written Agreement in certain respects; and

WHEREAS, the Director of the Office of Supervision and the General Counsel on May 18, 2006, approved the Redemption Guidelines, and the Director of the Office of Supervision on behalf of the Finance Board on May 18, 2006, provided written approval for the Bank to reinstitute redemptions of excess stock in accordance with the Redemption Guidelines; and

WHEREAS, the Bank and the Finance Board consider it to be advisable to amend the Written Agreement in certain respects.

NOW THEREFORE, pursuant to Article 11, Section 5 of the Written Agreement, the Bank and the Finance Board, effective as of the date on which the Bank first receives any proceeds of the Notes, hereby amend the Written Agreement as follows:

Article 4 is amended by revising Section 4, as previously added by Amendment No. 1 and as thereafter amended by Amendment No. 2, to read as follows:

4. The Finance Board accepted the Bank's Business and Capital Management Plan on February 10, 2005, pursuant to which the Bank was required to maintain a ratio of the sum of the paid-in value of its capital stock plus retained earnings to total assets of 5.1 percent. Effective as of October 18, 2005, the parties amended the agreement to reduce this ratio to 4.5 percent, and to require the Bank to maintain a total amount of aggregate outstanding capital stock equal to $3,978,268,612. Effective as of April 18, 2006, the parties again amended the agreement to reduce the minimum dollar amount of capital stock, such that the Bank was required to maintain both: (i) a ratio of the sum of the paid-in value of its capital stock plus retained earnings to total assets of at least 4.5 percent, and (ii) an aggregate amount of capital stock equal to at least $3,773,700,000.

Effective as of the date on which the Bank first receives any proceeds of the subordinated debt instruments ("Notes") issued pursuant to Finance Board Resolution Number 2006-06, the Bank shall be subject to a revised minimum capital requirement under which it shall maintain both: (i) a ratio of the sum of the paid-in value of its capital stock, plus retained earnings, plus the face value of the outstanding Notes to total assets of at least 4.5 percent, and (ii) an aggregate amount of outstanding capital stock plus the face value of the outstanding Notes of at least $3,500,000,000. The amount of the Notes that may be included in determining the Bank's compliance with the revised capital requirement in clauses (i) and (ii) of this paragraph shall be reduced periodically, such that the amount of the Notes that the Bank may include in determining such compliance shall be 100 percent of the outstanding principal amount of the Notes for each of the first 5 years, commencing on the issuance of the Notes, which amount shall thereafter be reduced by 20 percentage points annually, such that during years 6 through 9 the Bank shall include 80 percent, 60 percent, 40 percent, or 20 percent of the Note principal, respectively, in those calculations and shall not include any amount of the Note principal in such calculations during the tenth year. When the revised minimum capital requirement set forth in this paragraph takes effect, it shall supersede the capital requirement currently in effect pursuant to Article 4, Section 4 of the Written Agreement, as amended.

Nothing in this Amendment No. 3 to the Written Agreement between the Bank and the Finance Board shall alter, suspend, or otherwise amend any provisions of the Written Agreement, other than those expressly identified as being revised by this Amendment.

In Witness Whereof, the undersigned, as directed and authorized by the Board of Directors of the Federal Housing Finance Board, has hereunto set his hand on behalf of the Federal Housing Finance Board.
/s/ Stephen M. Cross Stephen M. Cross Director, Office of Supervision Federal Housing Finance Board	6-06-2006 Date

In Witness Whereof, the undersigned, as the duly elected or appointed members of the Chicago Board, have hereunto set their hands on behalf of the Bank.
/s/ James K. Caldwell James K. Caldwell, Chairman	5-25-06 Date
/s/ P. David Kuhl P. David Kuhl, Vice Chairman	5-25-06 Date
/s/ Thomas M. Goldstein Thomas M. Goldstein	6-1-06 Date
/s/ Terry W. Grosenheider Terry W. Grosenheider	5-25-06 Date
/s/ Thomas L. Herlache Thomas L. Herlache	5-25-06 Date
/s/ Alex J. LaBelle Alex J. LaBelle	5-26-06 Date
/s/ Roger L. Lehmann Roger L. Lehmann	5-25-06 Date
/s/ Gerald J. Levy Gerald J. Levy	5-26-06 Date
/s/ Kathleen E. Marinangel Kathleen E. Marinangel	5-25-06 Date
/s/ Richard K. McCord Richard K. McCord	5-30-06 Date
/s/ James F. McKenna James F. McKenna	5-25-06 Date